First Amendment to

Executive Employment Agreement

This First Amendment to the Executive Employment Agreement dated February 3, 2012 by and between APT Systems, Inc. and Joseph J. Gagnon shall have an effective date of June 15, 2012.

WHEREAS, APT Systems, Inc. and Joseph Gagnon desire to modify certain responsibilities under the Executive Employment Agreement dated February 3, 2012, due to the fact that APT Systems and Joseph Gagnon feel that it is in the best interests of APT Systems for Joseph Gagnon to continue to act only as an officer and director of the company at this time;

IT IS THEREFORE, RESOLVED, THAT as of June 15, 2012, the Executive Employment Agreement shall be suspended in its entirety and both APT Systems and Joseph Gagnon are released from all obligations under the Executive Employment Agreement as of June 15, 2012;

IT IS FURTHER RESOLVED, THAT all responsibilities of APT Systems, Inc. and Joseph Gagnon, including payment, compensation and services to be provided shall cease in their entirety until December 15, 2012;

IT IS FURTHER RESOLVED, THAT on December 15, 2012, APT Systems, Inc. and Joseph Gagnon will determine, and record in writing, the number of hours that Joseph Gagnon shall be required to work per week solely on behalf of the company under the Executive Employment Agreement.

IT IS FURTHER RESOLVED, THAT on December 15, 2012, the Executive Employment Agreement shall resume in full force and effect, and no provision of the Agreement shall be altered in any way, except as set forth above.

IN WITNESS WHEREOF, APT Systems, Inc. and Joseph Gagnon have executed this First Amendment to the Executive Employment Agreement as of the date first written above.

APT Systems, Inc.	Joseph Gagnon

/s/ Glenda Dowie	/s/ Joseph Gagnon
By: Glenda Dowie,
President